Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Mercantile Bank Corporation

Grand Rapids, Michigan

We hereby consent to the incorporation by reference in the Joint Proxy Statement and Prospectus constituting a part of this Amendment No. 2 to Registration Statement on Form S-4 of our reports dated March 14, 2013, relating to the consolidated financial statements and the effectiveness of Mercantile Bank Corporation’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Joint Proxy Statement and Prospectus.

/s/ BDO USA, LLP

Grand Rapids, Michigan

November 1, 2013